First Choice Bancorp Announces Fourth Quarter and

Full Year 2019 Financial Results

Current Quarter Highlights

●	Net income of $6.0 million or $0.51 per diluted share

●	Net interest margin of 4.85%

●	Return on average assets and average equity of 1.40% and 9.02%

●	Total loans held for investment increased $58.1 million, or 17.6% annualized

●	Noninterest-bearing demand deposits represented 47.70% of total deposits at December 31, 2019

●	Provision for loan losses of $1.2 million

●	Gain from sale of loans of $947 thousand

●	Relocated downtown Los Angeles branch and terminated the Little Tokyo lease agreement resulting in aggregate after-tax impairment charges of $568 thousand or $0.05 per diluted share and will result in future cost savings

●	Quarterly cash dividend increased by 25% to $0.25 per share

Full Year Highlights

●	Record net income of $27.8 million, an 84.1% increase over the prior year

●	Diluted EPS of $2.36 per share, a 43.9% increase over the prior year

●	Net interest margin of 5.24%

●	Return on average assets and average equity of 1.74% and 10.93%

●	Total loans held for investment increased $123.7 million, or 9.9%, to $1.37 billion

●	Noninterest-bearing demand deposits increased $79.9 million, or 14.6%, to $626.6 million at December 31, 2019

●	Branch consolidations and relocations resulted in aggregate after-tax impairment charges of $850 thousand or $0.07 per diluted share; expected after-tax costs savings, net of impairment charges, are $437 thousand

●	Cash dividends paid of $0.85 per share

Cerritos, CA, January 27, 2020 – First Choice Bancorp (NASDAQ: FCBP) (“us,” “we,” “our,” or the “Company”), the holding company of First Choice Bank (the “Bank”), today reported net income of $6.0 million for the fourth quarter of 2019, or $0.51 per diluted share, compared to net income of $8.1 million, or $0.68 per diluted share, for the third quarter of 2019. Financial results for the fourth quarter of 2019 include after-tax impairment charges of $568 thousand, or $0.05 per diluted share, related to branch relocation and consolidation efforts that will result in future cost savings.

Net income for the full year of 2019 was $27.8 million, or $2.36 per diluted share, compared to net income for the full year 2018 of $15.1 million, or $1.64 per diluted share. Financial results for the full year of 2019 include after-tax impairment charges of $850 thousand, or $0.07 per diluted share, related to branch relocation and consolidation efforts that will result in future cost savings.

“Our fourth quarter performance completed a record year of earnings for First Choice,” said Peter Hui, Chairman of the Board. “For the full year, we significantly increased net income and earnings per share, and returned $19 million in capital to our shareholders through quarterly cash dividends and our stock repurchase program. I would like to thank all of our employees for their hard work to consistently deliver exceptional service, attract new customers to the Bank, and enhance the value of our franchise.”

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“We had a very successful quarter of business development, resulting in annualized loan growth of 18% and continued inflows of core deposits,” said Robert M. Franko, President and CEO. “Our larger scale and presence in Southern California is having a positive impact on our ability to attract new customers to the Bank and meet the banking needs of larger commercial customers. We have a healthy new business development pipeline and expect to see a continuation in the positive trends in loan growth. We believe we are well positioned to deliver another strong year for shareholders in 2020.”

STATEMENT OF INCOME

Net Interest Income

Net interest income for the fourth quarter of 2019 totaled $19.2 million, a decrease of $1.8 million from $21.0 million for the third quarter of 2019 due to lower interest income of $2.4 million, partially offset by lower interest expense of $572 thousand.

The decrease in interest income was due mostly to $1.4 million in lower accelerated discount accretion from loan payoffs in the fourth quarter of 2019 compared to the third quarter of 2019, and lower market interest rates in the fourth quarter of 2019. The third quarter of 2019 included $1.6 million of accelerated discount accretion related to the early repayment of one purchased credit impaired loan. The decrease in interest expense for the fourth quarter of 2019 was due primarily to lower average brokered time deposits and borrowings and the lower cost of such funds, in addition to lower market interest rates. Interest expense on brokered time deposits and borrowings decreased $296 thousand and $106 thousand, respectively for the fourth quarter of 2019.

Net Interest Margin

Net interest margin for the fourth quarter of 2019 decreased 67 basis points to 4.85% from 5.52% for the third quarter of 2019.

The decrease in the net interest margin was due primarily to a 72 basis point decrease in loan yields, including fees and discounts, lower other interest-earning assets yield, and a change in the interest-earning asset mix, partially offset by a 21 basis point decrease in funding costs. The decrease in the interest-earning assets yield and loan yield were driven by lower market interest rates resulting from the Federal Reserve’s 25 basis point reduction in the target Federal Funds rate in the fourth quarter of 2019 and its 50 basis point reduction in the third quarter of 2019, coupled with lower discount accretion from loans acquired in a business combination, including the payoff of purchased credit impaired (“PCI”) loans. This discount accretion increased our loan yield by 24 basis points for the fourth quarter of 2019, compared to 65 basis points in the third quarter of 2019. The cost of funds decreased to 0.77% for the fourth quarter of 2019, compared to 0.98% for the third quarter of 2019 due primarily to lower interest rates and a change in the funding mix with a lower percentage of average brokered time deposits, borrowings, and a higher percentage of average noninterest-bearing demand deposits. Average borrowings decreased $11.5 million to $49.0 million and the cost of such funds decreased 19 basis points to 2.62%. Average noninterest-bearing demand deposits increased $68.4 million to $658.7 million and represented 48.4% of total average deposits for the fourth quarter of 2019, compared to $590.2 million, or 45.8% of total average deposits, for the third quarter of 2019. The total cost of deposits decreased 18 basis points to 0.71% for the fourth quarter of 2019, compared to 0.89% for the third quarter of 2019.

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The discount accretion from loans acquired in a business combination, including the interest income recognized on the payoff of PCI loans, of $806 thousand contributed 20 basis points to the net interest margin in the fourth quarter of 2019 compared to $2.2 million and 57 basis points in the third quarter of 2019 as shown in the table below.

	Three Months Ended
	December 31, 2019		September 30, 2019		Variance
Net interest income and net interest margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
	(dollars in thousands)
As reported	$19,208	4.85%	$21,026	5.52%	$(1,818)	(0.67)%
Discount accretion on loans acquired in a business combination	806	0.20%	2,182	0.57%	(1,376)	(0.37)%
Net interest income and net interest margin excluding discount accretion on loans acquired in a business combination	$18,402	4.65%	$18,844	4.95%	$(442)	(0.30)%

Noninterest Income

Noninterest income for the fourth quarter of 2019 was $1.6 million, a decrease of $90 thousand from $1.7 million for the third quarter of 2019 due primarily to lower net servicing fees of $155 thousand, lower service charges and fees on deposit accounts of $112 thousand, and other income of $242 thousand, offset by higher gains on loan sales of $419 thousand. Loans sold during the fourth quarter of 2019 totaled $19.2 million resulting in a gain on sale of $947 thousand, compared to $9.7 million in loans sold and a gain on sale of $528 thousand in the third quarter of 2019. The $155 thousand decrease in net servicing fees during the fourth quarter of 2019 was due primarily to a $146 thousand increase in the amortization of servicing asset that resulted from increased prepayment speeds on the related SBA loans. The $112 thousand decrease in service charges and fees on deposit accounts during the fourth quarter of 2019 was due primarily to an increase in third party analysis cost for certain deposit accounts. Other income for the third quarter of 2019 included a Bank Enterprise Award of $233 thousand from the U.S. Treasury’s Community Development Financial Institutions Fund to recognize the Bank for providing small business loans or commercial real estate development loans to businesses located in distressed communities. There was no similar income in the fourth quarter of 2019.

Noninterest Expense

Noninterest expense increased $633 thousand to $11.3 million for the fourth quarter of 2019 from $10.7 million for the third quarter of 2019. This increase was due primarily to impairment charges related to the right-of-use asset and fixed assets associated with our branch leases, higher data processing expenses, customer service related expenses, and amortization of core deposit intangible, offset partially by lower salaries and employee benefit expenses and lower provision for unfunded loan commitments.

The $796 thousand increase in occupancy and equipment expense was due primarily to a $628 thousand pre-tax impairment charge for the right-of-use asset and fixed assets relating to the relocation of the downtown Los Angeles branch to a smaller space within the same building and a $179 thousand pre-tax impairment charge for the early termination of the lease for the former Little Tokyo branch. The year-to-date total impairment charge recognized for these two locations was $1.2 million before tax ($850 thousand after tax), which is estimated to result in net cost savings, after impairment charges, of approximately $621 thousand before tax ($437 thousand after tax). As a result of the impairment charges in 2019 and expected cost savings, occupancy expense for these locations is expected to be reduced on average by approximately $550 thousand before tax ($390 thousand after tax) annually over the next three years.

The $185 thousand increase in data processing expense was due primarily to higher software amortization of new and upgraded technology. The $131 thousand increase in customer service related expenses was due to higher average demand deposits during the fourth quarter of 2019. The $61 thousand increase in amortization of core deposit intangible was due to accelerated amortization in the fourth quarter of 2019.

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The $333 thousand decrease in salaries and employee benefits was due to lower bonus accruals and lower stock compensation expenses from forfeitures. The $148 thousand decrease in other expenses was due primarily to a $200 thousand decrease in reserve for unfunded loan commitments as the result of a decrease in unfunded loan commitments and historical loss rates.

The efficiency ratio remained strong at 54.3% in the fourth quarter of 2019, compared to 46.9% in the third quarter of 2019 that benefited primarily from accelerated discount accretion related to the early repayment of one PCI loan. The higher efficiency ratio in the fourth quarter of 2019 was impacted by lower revenue, coupled with the impairment charges related to the two branch relocations and consolidations.

Income Taxes

Income tax expense was $2.3 million for the fourth quarter of 2019, compared to $3.3 million for the third quarter of 2019. The effective tax rate was at 28.3% for the fourth quarter of 2019 and 28.9% for the third quarter of 2019. The effective tax rate for the full year of 2019 was 30.2%.

STATEMENT OF FINANCIAL CONDITION

Loan Portfolio

Total loans held for investment increased $58.1 million in the fourth quarter of 2019, or 4.4%, to $1.37 billion at December 31, 2019. The net increase was attributed to new loan funding and net utilization of existing lines of credit.

New loan commitments totaled $100 million for the fourth quarter of 2019, compared to $144 million for the third quarter of 2019. The fourth quarter loan commitments included $44.2 million in construction and commercial real estate loans, $16.1 million in commercial and industrial loans, $35.4 million in SBA loans held for investment and $4.3 million of SBA loans held for sale. Total unfunded loan commitments decreased $10.9 million to $384.3 million at December 31, 2019 from $395.2 million at September 30, 2019 due to the higher utilization of existing lines of credit.

Deposits

Total deposits decreased $25.8 million from the prior quarter to $1.31 billion at December 31, 2019 due primarily to lower time deposits and lower noninterest-bearing demand deposits. Time deposits decreased $96.0 million and included a $77.8 million decrease in brokered time deposits during the fourth quarter of 2019. Interest-bearing nonmaturity deposits increased $109.8 million and noninterest-bearing demand deposits decreased $39.7 million. The decrease in noninterest-bearing demand deposits was attributed to current customers’ year-end cash needs. The $77.8 million decrease in brokered time deposits included $62.8 million with a weighted average cost of 2.4% that were called and replaced by lower cost brokered money market and short-term FHLB borrowings in order to reduce overall funding costs. Noninterest-bearing deposits totaled $626.6 million and represented 47.70% of total deposits at December 31, 2019, compared to $666.3 million and 49.7% of total deposits at September 30, 2019.

Credit Quality

Nonperforming loans totaled $11.3 million at December 31, 2019 and $7.4 million at September 30, 2019, and represented 0.67% and 0.45% of total assets, respectively. The increase in nonperforming loans included three commercial real estate loans totaling $4.4 million and two SBA loans totaling $739 thousand relating to two lending relationships all of which were placed on non-accrual status. Net charge-offs for the fourth quarter of 2019 were $18 thousand, or 0.01% of average loans on an annualized basis, compared to $413 thousand or 0.12% of average loans on an annualized basis for the third quarter of 2019.

Loan delinquencies (30-89 days past due) totaled $1.8 million at December 31, 2019, compared to $4 thousand at September 30, 2019.

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The Company recorded a provision for loan losses of $1.2 million for the fourth quarter of 2019. The provision for loan losses related primarily to loan growth for the quarter and $530 thousand in specific reserves for two lending relationships. The allowance for loan losses represented 0.98% of total loans held for investment and 120% of nonperforming loans at December 31, 2019, compared with 0.94% and 167% at September 30, 2019, respectively. At December 31, 2019, the net carrying value of acquired loans totaled $248.0 million and included a remaining net discount of $6.0 million. The discount is available to absorb losses on the acquired loans and represented 2.41% of the net carrying value of acquired loans and 0.43% of total gross loans held for investment.

CAPITAL POSITION

Capital Ratios

At December 31, 2019, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be ‘‘well-capitalized.’’

Bank Only	December 31, 2019 (1)	September 30, 2019	December 31, 2018
Total Capital (to Risk-Weighted Assets)	14.02%	14.37%	14.18%
Tier 1 Capital (to Risk-Weighted Assets)	13.03%	13.42%	13.26%
CET1 Capital (to Risk-Weighted Assets)	13.03%	13.42%	13.26%
Tier 1 Capital (to Average Assets)	12.01%	12.56%	12.03%

(1)	Preliminary.

Stock Repurchase Program

During the fourth quarter of 2019, the Company repurchased 13,547 shares of its common stock at an average price of $22.80 and a total cost of $309 thousand under the stock repurchase program announced in December 2018. For the year ended December 31, 2019, the Company repurchased 429,817 shares at an average price of $21.64 and a total cost of $9.3 million. The remaining number of shares authorized to be repurchased under this program was 733,900 shares at December 31, 2019.

About First Choice Bancorp

First Choice Bancorp, headquartered in Cerritos, California, is the sole shareholder of and the registered bank holding company for, First Choice Bank. As of December 31, 2019, First Choice Bancorp had total consolidated assets of $1.69 billion. First Choice Bank, also headquartered in Cerritos, California, is a community-based financial institution that serves primarily commercial and consumer clients in diverse communities and specializes in loans to small- to medium-sized businesses and private banking clients, commercial and industrial loans, and commercial real estate loans with a specialization in providing financial solutions for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through 9 full-service branches and 2 loan production offices located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency, personalized services and financial solutions and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

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Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s results of operations and financial condition and to enhance investors’ overall understanding of such results of operations and financial condition, permit investors to effectively analyze financial trends of our business activities, and enhance comparability with peers across the financial services sector. These non-GAAP financial measures are not a substitute for GAAP measures and should be read in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP financial measures is included in the accompanying financial tables.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about management’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and tax rates. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ materially from those set forth in the forward-looking statements due to a variety of factors, including the risk factors described in documents filed by the Company with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Contacts

First Choice Bancorp

Robert M. Franko, 562.345.9241

President & Chief Executive Officer

First Choice Bancorp

Khoi D. Dang, Esq., 562.263.8336

Executive Vice President and General Counsel

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First Choice Bancorp and Subsidiary

Financial Highlights and Selected Ratios (unaudited):

	At or for the Three Months Ended			At or for the Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(dollars in thousands, except per share amounts)
Total interest and dividend income	$21,953	$24,343	$22,085	$90,354	$64,377
Total interest expense	2,745	3,317	2,583	12,092	8,710
Net interest income	19,208	21,026	19,502	78,262	55,667
Provision for loan losses	1,200	700	400	2,800	1,520
Net interest income after provision for loan losses	18,008	20,326	19,102	75,462	54,147
Total noninterest income	1,583	1,673	1,563	7,700	3,610
Total noninterest expense	11,284	10,651	10,833	43,240	36,192
Income before taxes	8,307	11,348	9,832	39,922	21,565
Income taxes	2,349	3,277	3,119	12,074	6,435
NET INCOME	$5,958	$8,071	$6,713	$27,848	$15,130

Total assets	$1,690,324	$1,655,595	$1,622,501	$1,690,324	$1,622,501
Total loans held for investment	1,374,675	1,316,620	1,250,981	1,374,675	1,250,981
Noninterest-bearing deposits	626,569	666,271	546,713	626,569	546,713
Total deposits	1,313,693	1,339,538	1,252,339	1,313,693	1,252,339
Dividends declared per common share	$0.25	$0.20	$0.20	$0.85	$0.80
Net income per share-diluted	$0.51	$0.68	$0.56	$2.36	$1.64
Return on average assets	1.40%	1.98%	1.70%	1.74%	1.28%
Return on average equity	9.02%	12.45%	10.76%	10.93%	9.09%
Return on average tangible common equity (1)	12.95%	18.03%	15.91%	15.90%	11.38%
Net interest margin	4.85%	5.52%	5.34%	5.24%	4.93%
Average loan yield	6.21%	6.93%	6.49%	6.54%	6.20%
Cost of deposits	0.71%	0.89%	0.75%	0.81%	0.82%
Cost of funds	0.77%	0.98%	0.78%	0.91%	0.86%
Efficiency ratio (1)	54.3%	46.9%	51.4%	50.3%	61.1%
Noninterest-bearing deposits to total deposits	47.7%	49.7%	43.7%	47.7%	43.7%
Equity to assets ratio	15.49%	15.62%	15.29%	15.49%	15.29%
Tangible common equity ratio (1)	11.34%	11.37%	10.90%	11.34%	10.90%
Book value per share	$22.50	$22.20	$21.16	$22.50	$21.16
Tangible book value per share (1)	$15.70	$15.38	$14.33	$15.70	$14.33

(1)	Non-GAAP measure. See GAAP to non-GAAP Reconciliation.

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First Choice Bancorp and Subsidiary

Condensed Consolidated Balance Sheets (unaudited)

	December 31, 2019	September 30, 2019	December 31, 2018
	(dollars in thousands, except per share amounts)
ASSETS
Cash and due from banks	$27,359	$13,918	$17,874
Interest-bearing deposits at other banks	134,442	166,697	176,502
Federal funds sold	—	—	3,000
Total cash and cash equivalents	161,801	180,615	197,376
Investment securities, available-for-sale	26,653	27,344	29,543
Investment securities, held-to-maturity	5,056	5,066	5,322
Equity securities, at fair value	2,694	2,681	2,538
Restricted stock investments, at cost	12,986	12,970	12,855
Loans held for sale	7,659	11,906	28,022
Total loans held for investment	1,374,675	1,316,620	1,250,981
Allowance for loan losses	(13,522)	(12,340)	(11,056)
Total loans held for investment, net	1,361,153	1,304,280	1,239,925
Accrued interest receivable	5,451	5,477	5,069
Premises and equipment	1,542	1,796	1,973
Servicing asset	3,202	3,370	3,186
Deferred taxes	6,163	6,397	8,666
Goodwill	73,425	73,425	73,425
Core deposit intangible	5,728	5,986	6,576
Other assets	16,811	14,282	8,025
TOTAL ASSETS	$1,690,324	$1,655,595	$1,622,501

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$626,569	$666,271	$546,713
Money market, interest checking and savings	514,366	404,518	465,123
Time deposits	172,758	268,749	240,503
Total deposits	1,313,693	1,339,538	1,252,339
Borrowings	90,000	30,000	104,998
Senior secured debt	9,600	13,100	8,450
Accrued interest payable and other liabilities	15,226	14,287	8,645
Total liabilities	1,428,519	1,396,925	1,374,432
Total shareholders’ equity	261,805	258,670	248,069
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,690,324	$1,655,595	$1,622,501

Shares outstanding	11,635,531	11,652,582	11,726,074
Book value per share	$22.50	$22.20	$21.16
Tangible book value per share (1)	$15.70	$15.38	$14.33

(1)	Non-GAAP measure. See GAAP to non-GAAP Reconciliation.

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First Choice Bancorp and Subsidiary

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
	(dollars in thousands, except per share amounts)
INTEREST and DIVIDEND INCOME
Interest and fees on loans	$20,741	$23,206	$20,838	$86,207	$61,075
Interest on investment securities	194	208	224	853	922
Interest on deposits at other financial institutions	805	701	697	2,405	1,872
Dividends on FHLB and other stock	213	228	326	889	508
Total interest and dividend income	21,953	24,343	22,085	90,354	64,377
INTEREST EXPENSE
Interest on savings, interest checking and money market accounts	1,222	1,283	1,353	4,998	4,364
Interest on time deposits	1,200	1,605	1,078	5,273	3,686
Interest on borrowings	323	429	152	1,821	660
Total interest expense	2,745	3,317	2,583	12,092	8,710
Net interest income	19,208	21,026	19,502	78,262	55,667
Provision for loan losses	1,200	700	400	2,800	1,520
Net interest income after provision for loan losses	18,008	20,326	19,102	75,462	54,147
NONINTEREST INCOME
Gain on sale of loans	947	528	639	3,674	1,505
Service charges and fees on deposit accounts	363	475	437	1,942	1,241
Net servicing fees	87	242	191	850	509
Other income	186	428	296	1,234	355
Total noninterest income	1,583	1,673	1,563	7,700	3,610
NONINTEREST EXPENSE
Salaries and employee benefits	6,139	6,472	5,530	25,691	18,077
Occupancy and equipment	1,893	1,097	1,070	5,406	3,049
Data processing	903	718	757	2,864	2,293
Professional fees	396	392	515	1,633	1,598
Office, postage and telecommunications	252	253	297	1,032	938
Deposit insurance and regulatory assessments	47	30	121	392	460
Loan related	165	244	155	694	483
Customer service related	568	437	416	1,755	865
Merger, integration and public company registration costs	—	—	859	—	5,385
Amortization of core deposit intangible	258	197	199	848	332
Other expenses	663	811	914	2,925	2,712
Total noninterest expense	11,284	10,651	10,833	43,240	36,192
Income before taxes	8,307	11,348	9,832	39,922	21,565
Income taxes	2,349	3,277	3,119	12,074	6,435
Net income	$5,958	$8,071	$6,713	$27,848	$15,130

Net income per share-diluted	$0.51	$0.68	$0.56	$2.36	$1.64
Weighted average shares - diluted	11,607,176	11,659,146	11,880,163	11,687,089	9,143,242

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First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(dollars in thousands)
Interest-earning assets:
Loans (1)	$1,325,748	$20,741	6.21%	$1,328,088	$23,206	6.93%	$1,274,252	$20,838	6.49%
Investment securities	34,483	194	2.23%	35,651	208	2.31%	35,889	224	2.48%
Deposits at other financial institutions	198,082	805	1.61%	134,557	701	2.07%	120,553	682	2.24%
Federal funds sold/resale agreements	—	—	N/A	—	—	N/A	3,000	15	1.98%
FHLB and other bank stock	14,078	213	6.00%	13,988	228	6.47%	13,890	326	9.31%
Total interest-earning assets	1,572,391	21,953	5.54%	1,512,284	24,343	6.39%	1,447,584	22,085	6.05%

Noninterest-earning assets	116,193			108,520			114,591
Total assets	$1,688,584			$1,620,804			$1,562,175

Interest-bearing liabilities:
Interest checking	$135,732	$324	0.95%	$116,107	$337	1.15%	$148,935	$407	1.08%
Money market accounts	301,552	841	1.11%	267,493	890	1.32%	281,829	874	1.23%
Savings accounts	30,243	57	0.75%	29,070	56	0.76%	41,358	72	0.69%
Time deposits	131,603	567	1.71%	147,568	676	1.82%	201,523	862	1.70%
Brokered time deposits	103,094	633	2.44%	138,682	929	2.66%	53,382	216	1.61%
Total interest-bearing deposits	702,224	2,422	1.37%	698,920	2,888	1.64%	727,027	2,431	1.33%
Borrowings	37,826	176	1.85%	48,263	253	2.08%	4,321	26	2.39%
Senior secured notes	11,171	147	5.22%	12,267	176	5.69%	8,727	126	5.73%
Total interest-bearing liabilities	751,221	2,745	1.45%	759,450	3,317	1.73%	740,075	2,583	1.38%

Noninterest-bearing liabilities:
Demand deposits	658,654			590,212			566,277
Other liabilities	16,793			13,984			8,297
Shareholders’ equity	261,916			257,158			247,526

Total liabilities and shareholders’ equity	$1,688,584			$1,620,804			$1,562,175

Net interest spread		$19,208	4.09%		$21,026	4.66%		$19,502	4.67%
Net interest margin			4.85%			5.52%			5.34%

Total deposits	$1,360,878	$2,422	0.71%	$1,289,132	$2,888	0.89%	$1,293,304	$2,431	0.75%
Total funding sources	$1,409,875	$2,745	0.77%	$1,349,662	$3,317	0.98%	$1,306,352	$2,583	0.78%

(1) Average loans include net discounts and net deferred loan fees and costs. Interest income on loans includes $237 thousand, $254 thousand and $154 thousand related to the accretion of net deferred loan fees for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018. In addition, interest income includes $806 thousand, $2.2 million and $1.4 million of discount accretion on loans acquired in a business combination, including the interest recognized on the payoff of PCI loans, for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018.

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First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis (continued)

	Year Ended December 31,
	2019			2018
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(dollars in thousands)
Interest-earning assets:
Loans (1)	$1,317,345	$86,207	6.54%	$985,513	$61,075	6.20%
Investment securities	35,883	853	2.38%	37,642	922	2.45%
Deposits at other financial institutions	124,506	2,375	1.91%	98,353	1,847	1.88%
Federal funds sold/resale agreements	1,243	30	2.41%	1,258	25	1.99%
FHLB and other bank stock	13,973	889	6.36%	7,043	508	7.21%
Total interest-earning assets	1,492,950	90,354	6.05%	1,129,809	64,377	5.70%

Noninterest-earning assets	110,650			54,500
	$1,603,600			$1,184,309

Interest-bearing liabilities:
Interest checking	$120,494	$1,268	1.05%	$153,403	$1,679	1.09%
Money market accounts	278,075	3,498	1.26%	196,871	2,275	1.16%
Savings accounts	30,608	232	0.76%	51,254	410	0.80%
Time deposits	149,921	2,647	1.77%	176,761	2,912	1.65%
Brokered time deposits	107,958	2,626	2.43%	52,879	774	1.46%
Total interest-bearing deposits	687,056	10,271	1.49%	631,168	8,050	1.28%
Borrowings	49,914	1,143	2.29%	23,176	412	1.78%
Senior secured notes	11,933	678	5.68%	4,544	248	5.46%
Total interest-bearing liabilities	748,903	12,092	1.61%	658,888	8,710	1.32%

Noninterest-bearing liabilities:
Demand deposits	586,508			353,157
Other liabilities	13,419			5,790
Shareholders’ equity	254,770			166,474

Total liabilities and shareholders’ equity	$1,603,600			$1,184,309

Net interest spread		$78,262	4.44%		$55,667	4.38%
Net interest margin			5.24%			4.93%

Total deposits	$1,273,564	$10,271	0.81%	$984,325	$8,050	0.82%
Total funding sources	$1,335,411	$12,092	0.91%	$1,012,045	$8,710	0.86%

(1) Average loans include net discounts and net deferred loan fees and costs. Interest income on loans includes $958 thousand and $469 thousand related to the accretion of net deferred loan fees for the years ended December 31, 2019 and 2018. In addition, interest income includes $4.6 million and $2.2 million of discount accretion on loans acquired in a business combination, including the interest recognized on the payoff of PCI loans, for the years ended December 31, 2019 and 2018.

11

First Choice Bancorp and Subsidiary

Loan Composition

	December 31, 2019		September 30, 2019		December 31, 2018
	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Construction and land development	$249,504	18.1%	$221,857	16.8%	$184,177	14.7%
Real estate:
Residential	43,736	3.2%	48,896	3.7%	57,443	4.6%
Commercial real estate - owner occupied	171,595	12.5%	171,360	13.0%	179,494	14.3%
Commercial real estate - non-owner occupied	423,823	30.8%	401,710	30.6%	401,665	32.2%
Commercial and industrial	309,011	22.5%	311,205	23.6%	281,718	22.5%
SBA loans	177,633	12.9%	161,608	12.3%	146,462	11.7%
Consumer	430	—%	424	—%	159	—%
Total loans held for investment, net of discounts	$1,375,732	100.0%	$1,317,060	100.0%	$1,251,118	100.0%
Net deferred loan fees	(1,057)		(440)		(137)
Total loans held for investment	$1,374,675		$1,316,620		$1,250,981
Allowance for loan losses	(13,522)		(12,340)		(11,056)
Total loans held for investment, net	$1,361,153		$1,304,280		$1,239,925

Total loans held for investment

	December 31, 2019	September 30, 2019	December 31, 2018
	(dollars in thousands)
Gross loans held for investment (1)	$1,385,142	$1,328,031	$1,263,891
Unamortized net discounts(2)	(9,410)	(10,971)	(12,773)
Net unamortized deferred origination fees	(1,057)	(440)	(137)
Total loans held for investment	$1,374,675	$1,316,620	$1,250,981

(1)	Gross loans include purchased credit impaired (“PCI”) loans with a net carrying value of $1.1 million, or 0.08% of gross loans at December 31, 2019, $1.2 million, or 0.09% of gross loans at September 30, 2019, and $2.6 million, or 0.21% of gross loans at December 31, 2018.

(2)	Unamortized net discounts include discounts related to the retained portion of SBA loans and net discounts on Non-PCI acquired loans. At December 31, 2019, net discounts related to loans acquired in the PCB acquisition totaled $6.0 million that was expected to be accreted into interest income over a weighted average remaining life of 4.8 years. At September 30, 2019 and December 31, 2018, net discounts related to loans acquired in the PCB acquisition totaled $7.6 million and $9.5 million.

12

First Choice Bancorp and Subsidiary

Allowance for Loan losses

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(dollars in thousands)
Balance, beginning of period	$12,340	$12,053	$10,656	$11,056	$10,497
Provision for loan losses	1,200	700	400	2,800	1,520
Charge-offs	(18)	(437)	(17)	(579)	(1,149)
Recoveries	—	24	17	245	188
Net charge-offs	(18)	(413)	—	(334)	(961)
Balance, end of period	$13,522	$12,340	$11,056	$13,522	$11,056

Annualized net charge-offs to average loans	(0.01)%	(0.12)%	—%	(0.03)%	(0.10)%

Credit Quality (1)

	December 31, 2019	September 30, 2019	December 31, 2018
	(dollars in thousands)
Non-accrual loans	11,107	7,242	1,128
Troubled debt restructurings on non-accrual	158	166	594
Total nonperforming loans	11,265	7,408	1,722
Total nonperforming assets	$11,265	$7,408	$1,722
Troubled debt restructurings - on accrual	$321	$324	$327

Nonperforming loans as a percentage of total loans held for investment	0.82%	0.56%	0.14%
Nonperforming loans as a percentage of total assets	0.67%	0.45%	0.11%
Allowance for loan losses as a percentage of total loans held for investment	0.98%	0.94%	0.88%
Allowance for loan losses as a percentage of nonperforming loans	120.04%	166.58%	642.04%
Accruing loans held for investment past due 30 - 89 days	$1,767	$4	$484

(1) Excludes purchased credit impaired loans with a carrying value of $1.1 million, $1.2 million and $2.6 million at December 31, 2019, September 30, 2019 and December 31, 2018. There were no accruing loans past due 90 days or more and no foreclosed assets for any of the periods presented.

13

First Choice Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) efficiency ratio, (2) adjusted efficiency ratio, (3) adjusted net income, (4) average tangible common equity, (5) adjusted return on average assets, (6) adjusted return on average equity, (7) return on average tangible common equity, (8) adjusted return on average tangible common equity, (9) tangible common equity, (10) tangible assets, (11) tangible common equity to tangible asset ratio, and (12) tangible book value per share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	For the Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(dollars in thousands)
Efficiency Ratio
Noninterest expense (numerator)	$11,284	$10,651	$10,833	$43,240	$36,192
Less: merger, integration and public company registration costs	—	—	859	—	5,385
Adjusted noninterest expense (numerator)	$11,284	$10,651	$9,974	$43,240	$30,807

Net interest income	$19,208	$21,026	$19,502	$78,262	$55,667
Plus: Noninterest income	1,583	1,673	1,563	7,700	3,610
Total net interest income and noninterest income (denominator)	$20,791	$22,699	$21,065	$85,962	$59,277
Efficiency ratio	54.3%	46.9%	51.4%	50.3%	61.1%
Adjusted efficiency ratio	54.3%	46.9%	47.3%	50.3%	52.0%

Return on Average Assets, Equity, Tangible Equity
Net income	$5,958	$8,071	$6,713	$27,848	$15,130
Add: After-tax merger, integration and public company registration costs	—	—	606	—	4,029
Adjusted net income	$5,958	$8,071	$7,319	$27,848	$19,159

Average assets	$1,688,584	$1,620,804	$1,562,175	$1,603,600	$1,184,309
Average shareholders’ equity	261,916	257,158	247,526	254,770	166,474
Less: Average intangible assets	79,336	79,535	80,125	79,631	33,575
Average tangible common equity	$182,580	$177,623	$167,401	$175,139	$132,899

Return on average assets	1.40%	1.98%	1.70%	1.74%	1.28%
Adjusted return on average assets	1.40%	1.98%	1.86%	1.74%	1.62%
Return on average equity	9.02%	12.45%	10.76%	10.93%	9.09%
Adjusted return on average equity	9.02%	12.45%	11.73%	10.93%	11.51%
Return on average tangible common equity	12.95%	18.03%	15.91%	15.90%	11.38%
Adjusted return on average tangible common equity	12.95%	18.03%	17.35%	15.90%	14.42%

14

First Choice Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation (continued)

	Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(dollars in thousands, except per share amounts)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$261,805	$258,670	$248,069
Less: Intangible assets	79,153	79,411	80,001
Tangible common equity	$182,652	$179,259	$168,068

Total assets	$1,690,324	$1,655,595	$1,622,501
Less: Intangible assets	79,153	79,411	80,001
Tangible assets	$1,611,171	$1,576,184	$1,542,500

Equity to assets ratio	15.49%	15.62%	15.29%
Tangible common equity to tangible asset ratio	11.34%	11.37%	10.90%

Shares outstanding	11,635,531	11,652,582	11,726,074
Book value per share	$22.50	$22.20	$21.16
Tangible book value per share	$15.70	$15.38	$14.33

15